Exhibit 21.1
List of Subsidiaries

1.Aloha Petroleum LLC, a Delaware limited liability company
2.Aloha Petroleum, Ltd., a Hawaii corporation
3.Sunmarks LLC, a Delaware limited liability company
4.Sunoco Midstream LLC (formerly Sunoco Caddo LLC), a Delaware limited liability company
5.Sunoco Finance Corp., a Delaware corporation
6.Sunoco, LLC, a Delaware limited liability company
7.Sunoco NLR LLC, a Delaware limited liability company
8.Sunoco Refined Products LLC, a Delaware limited liability company
9.Sunoco Retail LLC, a Pennsylvania limited liability company
10.Town & Country Food Stores, Inc., a Texas corporation
11.Fathom Global Energy FT LLC, a Delaware limited liability company
12.Fathom Global Energy LLC, a Delaware limited liability company
13.Sunoco Overseas, Inc., a Delaware corporation
14.SUN Lubricants and Specialty Products Inc., a Canadian corporation
15.Sunoco Energy Solutions LLC, a Texas limited liability company
16.Peerless Oil & Chemicals, Inc., a Delaware corporation
17.Petro Taino Transport Corp., a Puerto Rican corporation
18.Peerless Oil Company (Puerto Rico), Inc., a Puerto Rican corporation
19.Eco-Products Manufacturing of Puerto Rico Inc., a Puerto Rican corporation
20.SUN LP Pipeline LLC, a Delaware limited liability company
21.SUN LP Terminals LLC, a Delaware limited liability company
22.J.C. Nolan Pipeline Co., LLC, a Delaware limited liability company
23.J.C. Nolan Terminal Co., LLC, a Delaware limited liability company